Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EXAR CORPORATION

The undersigned, Roubik Gregorian and Thomas R. Melendrez, hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of Exar Corporation, a Delaware corporation (the “Corporation”).

2. The date on which the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware was October 10, 1991. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 1992. A Certificate of Amendment and Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 19, 1995, and a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on June 20, 2000.

3. The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the Corporation by deleting Section A. of Article VI and substituting therefor a new Section A. of Article VI in the following form:

“A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Notwithstanding the foregoing, the directors shall cease to be divided into classes as of the corporation’s annual meeting of stockholders held in or for 2008, and as a result, Class III directors elected at the corporation’s annual meeting of stockholders in or for 2006 shall serve a two year term and Class I directors elected at the corporation’s annual meeting of stockholders in or for 2007 shall serve a one year term, in each case expiring as of the 2008 annual meeting of stockholders. At each annual meeting of stockholders after and including the 2008 annual meeting, all directors shall be up for election at each annual meeting to serve a one-year term until the next annual meeting.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.”

4. Except as modified hereby, the Amended and Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

5. Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on this 3rd day of November, 2006.

/s/ Roubik Gregorian
Roubik Gregorian
President

/s/ Thomas R. Melendrez
Thomas R. Melendrez
Secretary